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                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Citadel Communications Corporation:

We consent to incorporation by reference in the registration statements (No. 333-65279, No. 333-85701 and No. 333-85703) filed on Form S-8 and No. 333-92593 on Form S-3 of Citadel Communications Corporation of our report dated February 29, 2000, relating to the consolidated balance sheets of Citadel Communications Corporation and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in Form 10-K of Citadel Communications Corporation dated March 30, 2000.




Phoenix, Arizona
March 30, 2000